PROSPECTUS and	PRICING SUPPLEMENT NO. 31
PROSPECTUS SUPPLEMENT, each	Dated June 2, 2025
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $12,725,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$800,000,000 4.550% Fixed Rate Senior Notes Due June 5, 2030

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EYE3 / US24422EYE30

Date of Issue:	June 5, 2025

Maturity Date:	June 5, 2030

Principal Amount:	$800,000,000

Price to Public:	99.947% plus accrued interest, if any, from June 5, 2025

Interest Payment Dates:	Semi-annually on June 5 and December 5, commencing on December 5, 2025 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.550% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$150,000,000
Citigroup Global Markets Inc.	$150,000,000
HSBC Securities (USA) Inc.	$150,000,000
RBC Capital Markets, LLC	$150,000,000
Academy Securities, Inc.	$33,333,000
Commerz Markets LLC	$33,333,000
ING Financial Markets LLC	$33,333,000
PNC Capital Markets LLC	$33,333,000
SMBC Nikko Securities America, Inc.	$33,334,000
Truist Securities, Inc.	$33,334,000
Total	$800,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.597% plus accrued interest, if any, from June 5, 2025.